Pricing Supplement No. 48 dated                 Filed pursuant to Rule 424(b)(5)
February 22, 2005.                                           File No. 333-112244
(To Prospectus dated September 7, 2004
and Prospectus Supplement dated
September 7, 2004)
This Pricing Supplement consists of 2 pages.

                         HARTFORD LIFE INSURANCE COMPANY
                                    DEPOSITOR

                           FIXED RATE INCOMENOTES(sm)
                                 ISSUED THROUGH

                   HARTFORD LIFE GLOBAL FUNDING TRUST 2005-027

                         4.00% NOTES DUE AUGUST 15, 2011


The description in this pricing supplement of the particular terms of the 4.00% IncomeNotes(sm) offered hereby and the Funding Agreement sold by Hartford Life Insurance Company to the Trust specified herein supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.


                        PROVISIONS RELATING TO THE NOTES

Principal Amount:          $895, 000.00              Interest Rate:                   4.00%

Price to Public:           100%                      Issuance Date:                   February 25, 2005

Net Proceeds to Trust:     $884,260.00               Stated Maturity Date:            August 15, 2011

Agent's Discount:          1.20%                     Initial Interest Payment Date:   March 15, 2005

CUSIP Number:              41659FBU7                 Interest Payment Frequency:      Monthly

Day Count Convention:      30/360                    Regular Record Dates:  15 days prior to an Interest Payment Date.


Optional Redemption:   Yes [   ]    No [ X ]                  The Survivor's Option  [ X ] is   [   ]  is not available
    Optional Redemption Date:   N/A                                    Annual Put Limitation:   $1 million or 1%
                                                              Individual Put Limitation:   $250,000
    Initial Redemption Percentage: N/A                        Trust Put Limitation:  N/A
    Annual Percentage Reduction:   N/A
                                                              Authorized Denominations: $1,000 integral amounts.
    Redemption may be: [    ]  In whole only.
                       [    ]  In whole or in part.

Securities Exchange Listing:   None.

Special Tax Considerations:    None.               Other Provisions Relating to the Notes:   None.

Agents : Bear, Stearns & Co. Inc., A.G. Edwards & Sons, Inc., Banc of America Securities LLC, Charles Schwab & Co., Inc., Citigroup, HSBC, JPMorgan, Merrill Lynch & Co., Morgan Stanley, Raymond James, RBC Dain Rauscher, Inc., Scott & Stringfellow, Inc., UBS Financial Services, Inc., Wachovia Securities, WM Financial Services

                  INFORMATION RELATING TO THE FUNDING AGREEMENT

Funding Agreement Provider: Hartford Life Insurance Company

Funding Agreement:         FA-405027                 Interest Rate:             4.00%

Contract Payment:          $895,015.00               Effective Date:            February 25, 2005

Deposit Amount :           $884,275.00               Stated Maturity Date:      August 15, 2011
(if different from Contract Payment)

Day Count Convention:  30/360                        Initial Interest Payment Date: March 15, 2005

Special Tax Considerations: None.                    Interest Payment Frequency: Monthly

Optional Redemption:   Yes [   ]    No [  X  ]       Survivor Option:  Under the Funding Agreement, Hartford Life
Optional Redemption Date:   N/A                               Insurance Company  [ X ] is   [   ] is not required
                                                              to provide the Trust with amounts it needs to
         Initial Redemption Percentage:  N/A                  honor valid exercises of the Survivor's Option.
         Annual Percentage Reduction:    N/A
         Redemption may be:   [  ]  In whole only.   Other Provisions Relating to the Funding
                                                              Agreement: None.
                              [  ]  In whole or in part.

Note: The Opinion regarding the enforceability of the Funding Agreement and the related Consent of Counsel for Hartford Life Insurance Company is given by Jonathan Mercier, Counsel.



  INFORMATION PERTAINING TO THE RATINGS OF THE NOTES AND THE FUNDING AGREEMENT

It is anticipated that, as of February 25, 2005, both the Notes and the Funding Agreement will be rated by the indicated rating agencies as follows:
                  Standard & Poor's:  AA-            Moody's: Aa3

The Moody's rating also extends to the Program under which the Notes are issued.